CITIGROUP INC.

JPY 17 BILLION DUE AUGUST 2016

3-YR FLOATING RATE SAMURAI BOND – 4TH SERIES (2013)

Issuer:	Citigroup Inc.

Status:	Senior, Unsecured, Floating Rate

Issue Type:	Samurai Floating Rate Bond, 4th Series (2013)

Tenor:	3 years

Settlement Date:	August 1, 2013

Maturity Date:	August 1, 2016

Coupon Payment Dates:	Each February 1, May 1, August 1, November 1 and ending on the Maturity Date.

Coupon:	3-month JPY LIBOR + 0.38% *3-month JPY LIBOR shall be determined 2 London banking days prior to the reset date from Reuters page “LIBOR01”, using the 11am London setting time for 3-month JPY LIBOR.

Day Count:	Quarterly Payments, Adjusted, Act/360

Business Days:	Tokyo. Modified Following Business Day Convention

FTRO Compliance:	The Bonds are being issued and sold in accordance with U.S. Treasury Regulation Section 1.871-14(e) (FTRO Rules).

Denominations:	JPY 100,000,000

Issue Price:	100.00%

Listing:	None

ISIN Code:	JP584119BD86